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                                                                    EXHIBIT 99.1

Wednesday August 30, 8:04 am Eastern Time

Press Release

SOURCE: The Management Network Group, Inc.

TMNG Expands Consulting Practice by Merging with The Weathersby Group

TMNG to Provide Full Marketing, OSS, and CRM Consulting Services To Telecom Industry

        OVERLAND PARK, Kan., Aug. 30 /PRNewswire/ -- The Management Network Group, Inc. (Nasdaq: TMNG - news), a leading provider of management consulting services to the global telecommunications and e-business industries, today announced a definitive merger agreement with The Weathersby Group (http://www.weathersbygroup.com), a privately held consulting firm offering a broad array of marketing consulting services primarily to the telecommunications, e-commerce, and technology industries.

        Through the merger, TMNG will fold its Marketing and CRM practice, launched earlier this year, into The Weathersby Group to create a new wholly owned TMNG subsidiary, TWG Marketing. TWG Marketing will provide a full spectrum of marketing consulting services from strategic planning to product delivery and customer acquisition. TWG Marketing will be led by Amanda Weathersby, the founder and CEO of The Weathersby Group. The specific financial terms of the transaction were not disclosed.

        The Weathersby Group, headquartered in Bethesda, MD, was founded in 1990 and currently operates with over 150 consultants averaging over 13 years experience in the marketing field. The company has averaged annual revenue growth of 40% over the last 4 years. The Weathersby Group boasts a solid client base, of which approximately 90% are new clients to TMNG. The Weathersby Group recorded $11.1 million in total revenues in 1999. The transaction is expected to be accretive to TMNG's pro forma net earnings beginning in 2001.

        Richard Nespola, President and CEO of The Management Network Group, commented, "We could not have found a better fit for TMNG's first acquisition. Our clients and the marketplace are recognizing the ever-increasing importance of marketing, product differentiation, and customer relationships, as price points become less relevant. This combination of TMNG and The Weathersby Group provides our clients with an expanded portfolio of services to meet their growing needs."

        "My partners and I have had relationships with TWG's founders that date back 17 years. Our businesses are both characterized by highly experienced consultants, low turnover, high-profile clients concentrated in the telecom and e-commerce industries, and leadership teams who have successfully managed rapid growth in a profitable enterprise," concluded Mr. Nespola.


        Ms. Weathersby added, "We have spent 10 years building a highly specialized consulting practice focused on the critical areas of product strategy, product delivery, and customer acquisition and retention. Companies need people with a high level of experience to help them define and implement marketing strategies as well as build the requisite infrastructure to support products and customers in a rapidly changing global marketplace. With TWG Marketing, TMNG can provide that experience. We look forward to collectively providing a powerful set of services to our combined clientele."

About TMNG

        The Management Network Group, Inc. (TMNG) is a leading provider of strategy, management, operational and e-business consulting services to the global telecommunications industry. With over 400 consultants worldwide, TMNG serves communications service providers, technology companies and financial services firms. Since the company's inception in 1990, TMNG has performed services for over 230 clients worldwide. The company is headquartered in Overland Park, KS, and has offices located in Chicago, Washington, D.C., Sacramento, San Francisco, New York, Toronto, London and Buenos Aires. TMNG can be reached at 888-480-TMNG (8664) or online at http://www.tmng.com. SOURCE: The Management Network Group, Inc.